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                                                                    EXHIBIT 99.1


                                                          [NORTEL NETWORKS LOGO]

NEWS RELEASE


www.nortelnetworks.com


FOR IMMEDIATE RELEASE                                           OCTOBER 11, 2002


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For more information:

Investors:                        Media:
888-901-7286                      David Chamberlin                 Tina Warren
905-863-6049                      972-685-4648                     905-863-4702
investor@nortelnetworks.com       ddchamb@nortelnetworks.com       tinawarr@nortelnetworks.com
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NORTEL NETWORKS CONFIRMS THIRD QUARTER 2002 REVENUES AND UPDATES
BREAK EVEN MODEL

TORONTO - In a letter to employees to be issued today, Frank Dunn, president and chief executive officer, Nortel Networks* Corporation [NYSE/TSX:NT] will update employees on the Company's third quarter 2002 revenues and the Company's progress on its drive to achieve profitability.

Dunn will tell employees that the Company's revenues for the third quarter of 2002 will be US$2.36 billion, in line with previously stated expectations, and that the Company's cash performance continued to be strong. Dunn will also indicate that the Company is in the process of positioning itself around its four key businesses to drive a break even model (not including costs related to acquisitions and any special charges and gains) at quarterly revenues of below US$2.4 billion. This break even model is expected to be in place by the second quarter of 2003.

Nortel Networks plans to release its financial results for the third quarter of 2002 on October 17, 2002.

Nortel Networks is an industry leader and innovator focused on transforming how the world communicates and exchanges information. The Company is supplying its service provider and enterprise customers with communications technology and infrastructure to enable value-added IP data, voice and multimedia services spanning Wireless Networks, Wireline Networks, Enterprise Networks and Optical Networks. As a global company, Nortel Networks does business in more than 150 countries. More information about Nortel Networks can be found on the Web at www.nortelnetworks.com.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the severity and duration of the industry adjustment; the sufficiency of our restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; fluctuations in operating results and general industry, economic and market conditions and growth rates; the ability to recruit and retain qualified employees; fluctuations in cash flow; the level of outstanding debt and debt ratings; the ability to meet financial covenants contained in our credit agreements; the ability to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; the dependence on new product development; the uncertainties of the Internet; the impact of the credit risks of our customers and the impact of increased provision of customer financing and commitments; stock market volatility; the entrance into an increased number of supply, turnkey, and outsourcing contracts which contain delivery, installation, and performance provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the ability to obtain timely, adequate and reasonably priced component parts from suppliers and internal manufacturing capacity; the future success of our strategic alliances; and the adverse resolution of litigation. For additional information with respect to certain of these and other factors, see the reports filed by Nortel Networks Corporation and Nortel Networks Limited with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks Corporation and Nortel Networks Limited disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                      -end-

*Nortel Networks, the Nortel Networks logo and the Globemark are trademarks of Nortel Networks.